EXHIBIT 10.5

PROMISSORY NOTE EXTENSION AND WAIVER

WHEREAS AFTERMARKET ENTERPRISES, INC., a corporation duly organized and existing under the laws of the state of Nevada (hereinafter referred to as the "Company"), entered into that certain Promissory Note (the “Note”) with Jeff W. Holmes, the registered Holder (“Holder”) on August 17, 2006; and

WHEREAS the Holder has loaned the Company $15,000 under the Note; and

WHEREAS both parties have fulfilled their obligations to one another up to and including the date written below; and

WHEREAS the Note has matured and the sums loaned along with any and all interest due thereunder are hereby due and payable.

AGREED;

1.	The Maturity Date is hereby extended to August 17, 2008; and
2.
In exchange for the below agreed to payment commitment, Holder hereby waives its right to demand a prepayment in the event that the Company raises from investors, other than current shareholders, a minimum of fifty thousand dollars ($50,000) in the form of equity or debt financing.

a.	Company hereby agrees that:

i.	If the Company raises a minimum of $75,000, the Company hereby agrees to pay Holder $5,000 against the outstanding balance of the Note and any accrued interest.
ii.	If the Company raises $250,000 or more, the Company hereby agrees to pay Holder $10,000 against the outstanding balance of the Note and any accrued interest.
iii.	Any unpaid principal or interest due under the Note shall be paid on the Maturity Date or as otherwise agreed between the parties.

3.	All other terms of the Note are in full force and effect.

DATED effective as of the 17th day of August, 2007.

AFTERMARKET ENTERPRISES, INC.	JEFF W. HOLMES

By /s/ Adam Anthony Adam Anthony, President	By /s/ Jeff W. Holmes Jeff W. Holmes